Exhibit 99.1

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022 (Unaudited)	F-1
Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2023 and 2022 (Unaudited)	F-2
Condensed Consolidated Statements of Changes in Redeemable Convertible Preferred Shares and Stockholders’ Equity (Deficit) for the Three and Six Months Ended June 30, 2023 and 2022 (Unaudited)	F-3
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2023 and 2022 (Unaudited)	F-4
Notes to Condensed Consolidated Financial Statements	F-5

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2023	2022
ASSETS
Cash	$1,067	$1,402
Accounts receivable, net	4,530	3,931
Prepaid expenses and other current assets	4,825	5,545
Total current assets	10,422	10,878
Property and equipment, net	34,940	36,554
Operating lease right-of-use assets	13,476	15,149
Finance lease right-of-use assets	1,301	1,546
Intangible assets, net	155	—
Goodwill	805	805
Other assets	3,446	3,283
Total assets	$64,545	$68,215

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$6,013	$4,644
Accrued salaries, wages and benefits	2,773	2,549
Deferred revenue	7,570	6,260
Current maturities of long-term debt	1,985	1,980
Operating lease liabilities	3,572	3,302
Finance lease liabilities	142	134
Current portion due to related parties	2,790	3,125
Other current liabilities	4,555	5,516
Total current liabilities	29,400	27,510
Noncurrent liabilities
Long-term debt, net of current maturities	19,224	21,275
Long-term operating lease liabilities	7,188	8,452
Long-term finance lease liabilities	1,750	1,838
Due to related parties, net of current portion	7,579	6,217
Other noncurrent liabilities	298	697
Total noncurrent liabilities	36,039	38,479
Total liabilities	$65,439	$65,989
Commitments and contingencies (Note 16)
Redeemable convertible preferred shares
Redeemable convertible preferred shares, $0.0001 par value; 162,589 shares authorized; 162,589 shares issued and outstanding at June 30, 2023 and December 31, 2022; and aggregate liquidation preference of $7,332 and $7,092 at June 30, 2023 and December 31, 2022, respectively.	$3,624	$3,624
Stockholders’ deficit:
Common stock, $0.0001 par value; 1,000,000 shares authorized; 373,935 and 364,841 shares issued and outstanding at June 30, 2023, and December 31, 2022, respectively.	$—	$—
Additional paid-in capital	9,965	9,858
Accumulated deficit	(14,483)	(10,579)
Total stockholders’ deficit attributable to common shareholders	(4,518)	(721)
Noncontrolling interests	—	(677)
Total stockholders’ deficit	(4,518)	(1,398)
Total liabilities, redeemable convertible preferred shares and stockholders’ deficit	$64,545	$68,215

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Revenues	$22,387	$19,636	$45,061	$36,355
Operating expenses
Maintenance, materials, and repairs	1,690	1,369	3,763	2,467
Depreciation and amortization	923	675	1,860	1,223
Aircraft fuel	3,314	4,270	7,355	7,152
Airport-related expenses	1,207	1,045	2,670	1,956
Aircraft rent	2,468	2,048	4,655	3,970
Salaries, wages and benefits	8,664	7,196	17,117	13,023
Other operating expenses	5,407	4,311	10,795	8,361
Total operating expenses	23,673	20,914	48,215	38,152
Operating loss	(1,286)	(1,278)	(3,154)	(1,797)
Non-operating income (expense):
Interest expense	(785)	(347)	(1,451)	(529)
Other income (expense), net	335	(3)	507	(5)
Total non-operating expense, net	(450)	(350)	(944)	(534)
Loss before income taxes	(1,736)	(1,628)	(4,098)	(2,331)
Income tax expense	2	(1)	7	(6)
Net loss including noncontrolling interests	(1,738)	(1,629)	(4,105)	(2,337)
Net loss attributable to noncontrolling interests	—	—	(201)	—
Net loss attributable to common shareholders	$(1,738)	$(1,629)	$(3,904)	$(2,337)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN

REDEEMABLE CONVERTIBLE PREFERRED SHARES

AND STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands)

(Unaudited)

							Total
	Redeemable Convertible Preferred Shares		Common Stock		Additional		Stockholders’ Equity (Deficit)		Total Stockholders’
	Number of Shares	Amount	Number of Shares	$0.0001 Par Value	Paid-In Capital	Accumulated Deficit	Attributable to Common Shareholders	Noncontrolling Interests	Equity (Deficit)
Balance at March 31, 2023	162,589	$3,624	373,935	$—	$9,965	$(12,745)	$(2,780)	$(878)	$(3,658)
Elimination of non-controlling interest in deconsolidated subsidiary	—	—	—	—	—	—	—	878	878
Net loss	—	—	—	—	—	(1,738)	(1,738)	—	(1,738)
Balance at June 30, 2023	162,589	$3,624	373,935	$—	$9,965	$(14,483)	$(4,518)	$—	$(4,518)

	Redeemable Convertible Preferred Shares		Common Stock		Additional		Total Stockholders’
	Number of Shares	Amount	Number of Shares	$0.0001 Par Value	Paid-In Capital	Accumulated Deficit	Equity (Deficit)
Balance at March 31, 2022	162,589	$3,624	336,914	$—	$8,468	$(6,816)	$1,652
Issuance of common shares to SkyWest for guarantee of debt	—	—	23,450	—	1,104	—	1,104
Net loss	—	—	—	—	—	(1,629)	(1,629)
Balance at June 30, 2022	162,589	$3,624	360,364	$—	$9,572	$(8,445)	$1,127

							Total
	Redeemable Convertible Preferred Shares		Common Stock		Additional		Stockholders’ Equity (Deficit)		Total Stockholders’
	Number of Shares	Amount	Number of Shares	$0.0001 Par Value	Paid-In Capital	Accumulated Deficit	Attributable to Common Shareholders	Noncontrolling Interests	Equity (Deficit)
Balance at December 31, 2022	162,589	$3,624	364,841	$—	$9,858	$(10,579)	$(721)	$(677)	$(1,398)
Exercise of warrants	—	—	9,094	—	107	—	107	—	107
Elimination of non-controlling interest in deconsolidated subsidiary	—	—	—	—	—	—	—	878	878
Net loss	—	—	—	—	—	(3,904)	(3,904)	(201)	(4,105)
Balance at June 30, 2023	162,589	$3,624	373,935	$—	$9,965	$(14,483)	$(4,518)	$—	$(4,518)

	Redeemable Convertible Preferred Shares		Common Stock		Additional		Total Stockholders’
	Number of Shares	Amount	Number of Shares	$0.0001 Par Value	Paid-In Capital	Accumulated Deficit	Equity (Deficit)
Balance at December 31, 2021	162,589	$3,624	336,914	$—	$8,468	$(6,108)	$2,360
Issuance of common shares to SkyWest for guarantee of debt	—	—	23,450	—	1,104	—	1,104
Net loss	—	—	—	—	—	(2,337)	(2,337)
Balance at June 30, 2022	162,589	$3,624	360,364	$—	$9,572	$(8,445)	$1,127

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss including noncontrolling interests	$(4,105)	$(2,337)
Adjustments to reconcile net loss including noncontrolling interests to net cash (used in) provided by operating activities:
Depreciation and amortization	1,860	1,223
Noncash operating lease expense	2,365	1,648
(Gain on sale of assets) Loss on disposal of assets	(342)	5
Amortization of debt discount	220	78
Other, net	(22)	(23)
Changes in operating assets and liabilities:
Accounts receivable	(600)	(139)
Prepaid expenses and other current assets	510	(689)
Other assets	(170)	(447)
Accounts payable	1,177	1,353
Accrued salaries, wages, and benefits	289	203
Operating lease liabilities	(2,554)	(1,821)
Deferred revenue	1,311	2,079
Due to related parties	(398)	(487)
Other liabilities	(1,474)	(219)
Net cash (used in) provided by operating activities	(1,933)	427
Cash flows from investing activities:
Purchase of property and equipment	(1,142)	(13,492)
Proceeds from sale of assets	1,402	1
Acquisition of MUA, net of cash	—	(4,164)
Net cash provided by (used in) investing activities	260	(17,655)
Cash flows from financing activities:
Proceeds on borrowings from related party	2,700	—
Proceeds from collateralized borrowings, net of repayment	1,284	—
Proceeds from borrowings of long-term debt, net of closing costs	—	16,932
Proceeds from Marianas Pacific Express, LLC - other liabilities	—	1,000
Principal payments on long-term debt	(2,266)	(2,168)
Principal payments on long-term debt - related parties	(407)	(347)
Proceeds from exercise of warrants	107	—
Repayment of finance or capital lease obligations	(80)	(64)
Net cash provided by financing activities	1,338	15,353
Decrease in cash	(335)	(1,875)
Cash at beginning of period	1,402	5,710
Cash at end of period	$1,067	$3,835
Supplemental cash flow information
Cash paid for interest	$1,476	$500
Cash paid for income taxes	$11	$408
Supplemental schedule of noncash investing and financing activities
Common shares issued to related party for guarantee of debt financing	$—	$1,104
Prepaid used for capitalized software development	$164	$—
Purchases of property and equipment accrued in accounts payable and other current liabilities	$267	$—
Property and equipment purchased through debt financing	$—	$1,806
Derecognition of right-of-use assets and liabilities upon lease termination	$—	$(1,224)
Right-of-use assets obtained in exchange for new finance lease liabilities	$—	$2,408
Right-of-use assets obtained in exchange for new operating lease liabilities	$691	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Description of Business

Southern Airways Corporation (“SAC”) is a Delaware Corporation that was founded on April 5, 2013, and its wholly owned subsidiaries Southern Airways Express, LLC (“SAE”), Southern Airways Pacific (“SAP”), Southern Airways Autos, LLC (“SAA”), Multi-Aero Inc. (“MUA”), and its consolidated variable interest entity Mariana Southern Airways LLC (“Marianas”) until Marianas was deconsolidated in the second quarter of 2023, are collectively referred to hereafter as “Southern” or “the Company”. As of July 27, 2023, Surf Air Mobility, Inc. (“SAM”) completed its acquisition of the Company (See Note 17, Subsequent Events).

Nature of Operations

Southern is a scheduled service commuter airline serving cities across the United States that is headquartered in Palm Beach, Florida and commenced flight operations in June 2013. It is a certified Part 135 operator which operates a fleet of over 50 aircraft, including the Cessna Caravan, the Cessna Grand Caravan, the King Air Super 200, the Saab 340, the Pilatus PC-12, the Tecnam Traveller, and the Citation Bravo. Southern provides both seasonal and full-year scheduled passenger air transportation service in the Mid-Atlantic and Gulf regions, Rockies and West Coast, Far Pacific, and Hawaii, with select routes subsidized by the United States Department of Transportation (“U.S. DOT”) under the Essential Air Service (“EAS”) program and by the Commonwealth of the Northern Mariana Islands (“CNMI”) under the Incentive Agreement with CNMI (“Incentive Agreement”) until it was terminated on February 21, 2023 (See Note 5, Joint Venture).

Going Concern, Liquidity and Capital Resources

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

As of June 30, 2023, the Company had approximately $1.0 million in cash. The Company continued to incur operating losses and negative cash flows from operating activities for the six months ended June 30, 2023 due to inefficient aircraft utilization, primarily caused by an underutilization of pilots and a shortage of maintenance personnel and critical aircraft components, which, in aggregate, have challenged the Company’s ability to serve its customers as desired and, in turn, cover expenses. Although the Company continues to focus on mitigating these challenges, they are expected to continue to impact financial results in the coming months. The Company’s success going forward is dependent on the ability to achieve a high level of aircraft and crew utilization, increase flight services and the number of passengers flown, and ready access to capital to fund operations and planned growth. As of July 27, 2023, Surf Air Mobility, Inc. (“SAM”) completed its acquisition of the Company, which provided additional liquidity for the combined companies (See Note 17, Subsequent Events).

In addition to continued actions to reduce costs, and effectively utilize assets and crews, the Company is evaluating strategies to obtain additional funding for future operations. These strategies may include, but are not limited to, obtaining additional equity financing, issuing additional debt or entering into other financing arrangements, and restructuring of operations to efficiently utilize aircraft and pilots, grow revenues and decrease expenses. There can be no assurance that the Company will be successful in achieving its strategic plans, that new financing will be available to the Company in a timely manner or on acceptable terms, if at all. If the Company is unable to raise sufficient financing when needed or events or circumstances occur such that the Company does not meet its strategic plans, the Company may be required to take additional measures to enhance, conserve and increase liquidity, which could include, but not necessarily limited to, increasing ticket prices, additional reductions to spending, selling of aircraft, altering or scaling back operational footprint, which may have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Note 2. Summary of Significant Accounting Policies

Interim Financial Information

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the United States Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements and they should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2022, and the related notes. The information herein reflects all material adjustments (consisting of normal recurring adjustments), which are, in the opinion of management, necessary for the fair statement of the results for the periods presented. The results for the interim period are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2023.

Except for the investments in unconsolidated entities policy described below, there have been no changes in the Company's significant accounting policies during the six months ended June 30, 2023 from those disclosed in the notes to the Company’s consolidated financial statements for the year ended December 31, 2022.

Basis of Presentation and Principles of Consolidation

The condensed consolidated financial statements include the accounts of Southern. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and the accompanying notes. On an ongoing basis, the Company evaluates its estimates using historical experience and other factors including the current economic and regulatory environment as well as management’s judgment. Items subject to such estimates and assumptions include: revenue recognition, certain accrued liabilities, useful lives and recoverability of long-lived assets including finite-lived intangible assets, fair value of assets acquired and liabilities assumed in acquisitions, legal contingencies, stock-based compensation, determination of the fair value of warrants to purchase the Company’s common stock, and realization of tax assets and estimates of tax liabilities. Management evaluates its assumptions and estimates on an ongoing basis and may engage outside subject matter experts to assist in the development of estimates. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgments in evaluating ranges of assumptions and financial inputs. Actual results may differ from those estimates under different assumptions, financial inputs, or circumstances.

Concentration of Risk

The financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. All of the Company’s cash deposits are held at financial institutions that management believes to be of high credit quality. The Company’s cash deposit accounts may exceed federally insured limits at times. The Company has not experienced any losses on cash deposits to date. As of June 30, 2023, and December 31, 2022, approximately 86% and 75%, respectively, of the Company’s accounts receivable balance is due from the U.S. DOT, in relation to certain air routes served by the Company under the U.S. DOT’s EAS program.

Accounts Receivable, net

Accounts receivable primarily consist of amounts due from the U.S. DOT in relation to certain air routes served by the Company under the EAS program and amounts due from airline and non-airline business partners. Receivables from the U.S. DOT and our business partners are typically settled within 30 days. All accounts receivable are reported net of an allowance for credit losses, which was not material as of June 30, 2023, and December 31, 2022. The Company has considered past and future financial and qualitative factors, including aging, payment history and other credit monitoring indicators, when establishing the allowance for credit losses.

Investments in Unconsolidated Entities

The Company accounts for the investments in its unconsolidated entities under the equity method. The Company’s share of earnings (losses) in the unconsolidated entities is included in equity in earnings of equity method investees and equity in earnings (losses) of non-economic ownership interests in the Company's Condensed Consolidated Statements of Operations. The Company records losses of the unconsolidated entities only to the extent of its investment unless there is an obligation to provide further financial support for the investee. All equity in earnings (losses) of the non-economic ownership interests is allocated to net income attributable to noncontrolling interests. The Company evaluates its equity method investments for impairment when events or changes in circumstances indicate that the fair value of the investment is less than the carrying value and the investment may be other-than-temporarily impaired. An impairment loss is required to be recognized if the impairment is deemed to be other than temporary. Investments that are other-than-temporarily impaired are written down to their estimated fair value and cannot subsequently be written back up for increases in estimated fair value.

Revision to previously issued financial statements

The Company collects deposits from certain corporate customers that can be used in the future for the purchase of passenger tickets. These credits do not have an expiration date.

During the quarter ended March 31, 2023, the Company identified an error in the accounting for customer deposits, resulting in an overstatement of revenues for the three and six months ended June 30, 2022 and an understatement of the associated deferred revenue balance at December 31, 2022 and including opening retained earnings as of January 1, 2021 related to errors in periods prior to 2021.

The Company revised its consolidated balance sheet as of December 31, 2022 and the consolidated statements of operations, changes in redeemable convertible preferred shares and stockholders’ equity (deficit), and cash flows for the three and six months ended June 30, 2022, as well as related footnote disclosures to correct this error.

The following table presents the effects of the revision on the Company’s previously reported consolidated statement of operations for the six months ended June 30, 2022 (in thousands):

	As Previously Reported	Adjustment Related to Deferred Revenue	As Revised
Revenues	$36,521	$(166)	$36,355
Operating loss	(1,631)	(166)	(1,797)
Loss before income taxes	(2,165)	(166)	(2,331)
Net loss including noncontrolling interest	(2,171)	(166)	(2,337)
Net loss attributable to common shareholders	(2,171)	(166)	(2,337)

The adjustment related to the consolidated statement of operations for the three months ended June 30, 2022 was immaterial.

The following table presents the effect of the revision on the Company’s consolidated balance sheet as of December 31, 2022 (in thousands):

	As Previously Reported	Adjustment	As Revised
Deferred revenue	$5,404	$856	$6,260
Current liabilities	26,654	856	27,510
Total liabilities	65,133	856	65,989
Accumulated deficit	(9,723)	(856)	(10,579)
Total stockholders' deficit	(542)	(856)	1,398

The following table presents the effect of the revision on the Company’s consolidated statement of cash flows for the six months ended June 30, 2022 (in thousands):

	As Previously Reported	Adjustment	As Revised
Net loss including noncontrolling interests	$(2,171)	$(166)	$(2,337)
Deferred revenue	1,913	166	2,079
Cash flows from operating activities	427	—	427

The error corrections as of December 31, 2021 also contain a $0.5 million adjustment to opening accumulated deficit.

Recent Accounting Pronouncements

Adopted

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This new credit losses standard changes the accounting for credit losses for certain instruments. The new measurement approach is based on expected losses, commonly referred to as the current expected credit loss (“CECL”) model, which is utilized to estimate lifetime “expected credit losses” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses and applies to financial assets including loans, held-to-maturity debt securities, net investment in leases, and reinsurance and trade receivables, as well as certain off-balance sheet credit exposures, such as loan commitments. The standard also changes the impairment model for available-for-sale debt securities. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to ASC 326, Financial Instruments—Credit Losses (“ASC 326”), which updated the effective date of this credit loss standard to fiscal years beginning after December 15, 2022, for non-public entities, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted this standard on January 1, 2023, and the adoption did not have any material impact on the Company’s condensed consolidated financial statements and disclosures, since the majority of the accounts receivable are due from the U.S. government and the Company historically had no credit losses on these accounts receivable.

In September 2022, the FASB issued ASU 2022-04, Liabilities – Disclosure of Supplier Finance Program Obligations (Topic 425). This ASU creates a disclosure framework by which buyers in a supplier finance program will disclose significant qualitative and quantitative information to allow a user of financial statements to understand the program’s nature and potential magnitude. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. The Company does not have any material supplier finance programs during the six months ended June 30, 2023.

Note 3. Revenue-related Information

The Company generates revenue from the following principal sources (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Passenger revenue	$9,027	$9,811	$18,770	$17,590
EAS and other subsidy revenue	11,232	7,873	21,495	14,732
Charter revenue	1,171	885	2,717	2,034
Other revenue	957	1,067	2,079	2,001
Total revenue	$22,387	$19,636	$45,061	$36,357

EAS and other subsidy revenue includes approximately $0.2 million of revenue attributable to the per-flight subsidies under the Incentive Agreement for the six months ended June 30, 2023. There were no per-flight subsidies for the six months ended June 30, 2022 or the three months ended June 30, 2023 or June 30, 2022.

On March 22, 2023, the Company discontinued leasing an aircraft used in its jet charter operations and ceased the charter operations associated with this aircraft. During the three months ended June 30, 2023 and June 30, 2022, there was immaterial revenue related to the jet charter operations related to this aircraft. During the six months ended June 30, 2023 and June 30, 2022, the Company recorded $0.7 million and $1.2 million, respectively, in revenue related to its jet charter business.

Included in charter revenue for the three and six months ended June 30, 2023, is $218 thousand and $435 thousand, respectively, in management fees related to services provided to Surf Air, which the Company recognized on a monthly basis when earned. There were no such fees recognized for the three months or six months ended June 30, 2022. When performing services subject to the agreement, the Company incurs certain costs on behalf of Surf Air, which Surf Air reimburses the Company for as they are incurred. The Company recognizes the reimbursement of costs as a reduction of expenses on the Condensed Consolidated Statement of Operations.

The changes in deferred revenue were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Deferred revenue, beginning of period	$7,251	$5,534	$6,260	$4,513
Revenue deferred	10,562	12,459	22,243	22,244
Revenue recognized	(10,243)	(11,274)	(20,933)	(20,038)
Deferred revenue, end of period	$7,570	$6,719	$7,570	$6,719

Note 4. Business Combinations

Surf Air Mobility Acquisition

Surf Air acquired the Company on July 27, 2023. Further details are provided in Note 16, Commitments and Contingencies and Note 17, Subsequent Events.

Multi-Aero, Inc. Acquisition

On April 1, 2022, the Company acquired 100% of the issued and outstanding capital stock of St. Louis-based air carrier Multi-Aero, Inc. dba Air Choice One (“MUA” or “Air Choice One”) for total cash purchase consideration of $4.1 million that was funded at close by the Clarus Tranche 1 Note (See Note 10, Long-Term Debt, Net). The primary reason for the acquisition was to expand capacity to serve additional EAS routes and to purchase aircraft. The net assets acquired primarily include three aircraft ($3.1 million), a spare aircraft engine ($0.2 million), spare parts inventory ($0.5 million), and liabilities ($0.5 million). The Company recognized $0.8 million of goodwill as part of this transaction relating to expected synergies of combined operations and the assumption of the deferred tax liability. The goodwill is not deductible for tax purposes. At the close of acquisition, Air Choice One was serving a total of three destinations in the United States: Arkansas, Missouri, and Tennessee. The Company accounted for the acquisition as a business combination.

The Company allocated the purchase price to tangible and identified intangible assets acquired and liabilities assumed based on the preliminary estimates of their fair values, which were determined using generally accepted valuation techniques based on estimates and assumptions made by management. The fair values are subject to adjustment for up to one year after the close of the transaction as additional information is obtained. Any adjustments to the preliminary purchase price allocation identified during the measurement period are recognized in the period in which the adjustments are determined. Subsequent to this initial allocation, the Company recorded a $0.4 million measurement period adjustment on December 31, 2022 related to identified deferred tax liabilities, which increased goodwill from $0.4 million at June 30, 2022 to $0.8 million at December 31, 2022. The adjustment also resulted in an income tax benefit of $0.4 million during the three months ended December 31, 2022.

Note 5. Joint Venture

During the quarter ended June 30, 2022, the Company acquired a 50% membership interest in Mariana Southern Airways LLC (“Marianas”) for the purposes of providing inter-island air flight services for the transportation of passengers and cargo throughout the Mariana Islands. On July 1, 2022, the Company executed an airline services agreement with Marianas to provide regular scheduled air transportation service. Based on the substantial services that the Company provided, as well as the power to direct operations, per the airline services agreement, the Company determined it was the primary beneficiary of Marianas. The Company had the power to direct the commercial and operating activities of Marianas and had the obligation to absorb losses and the right to receive substantially all of the benefits from Marianas as of the agreement execution date of July 1, 2022. As the primary beneficiary, the Company consolidated the assets and liabilities of Marianas in its Condensed Consolidated Balance Sheet as of December 31, 2022, recorded the operational results of Marianas in the Condensed Consolidated Statement of Operations through March 31, 2023 and recorded noncontrolling interest for the 50% interest attributable to MP Enterprises, LLC (the “JV partner”) as of March 31, 2023 and December 31, 2022. Intercompany transactions between the Company and Marianas were eliminated upon consolidation.

On February 21, 2023, the Office of the Governor of the CNMI issued a letter to Marianas terminating the Incentive Agreement between Marianas and the CNMI government. The Incentive Agreement had approximately twelve months remaining in duration.

On April 1, 2023, the airline services agreement between Marianas and the Company was terminated, and Marianas airline operations ceased, as a result of the CNMI government terminating the Incentive Agreement. With the termination of the airline services agreement and ceasing Marianas operations, the Company determined that it is no longer the primary beneficiary of Marianas, which resulted in the deconsolidation of Marianas during the three months ended June 30, 2023.

The Company deconsolidated $0.1 million of current assets consisting of cash, spare parts and prepaid expenses; $0.3 million of long-term assets consisting of property, plant and equipment and security deposit; and $1.5 million of current liabilities consisting of $0.1 million in payroll liabilities, $0.6 million of deferred incentive income, and $0.8 million of amounts due to the JV partner for expenses paid by the JV partner on behalf of Marianas.

The investment in the unconsolidated entity in Marianas was $0 at June 30, 2023 and is accounted for under the equity method.

The Company has an accrued liability of $0.6 million due to the JV partner as of June 30, 2023 related to capital contributions provided for an aircraft used in Marianas operations.

During the three months ended June 30, 2023, the Company incurred costs of $0.3 million related to the winding down of operations of Marianas including hangar rent, employee salaries and aircraft carrying costs, which were shared equally by the Company and the JV partner. The Company recorded its share of these costs as operating expenses on the Condensed Consolidated Statements of Operations. The remaining costs attributable to the JV partner was recorded as a reduction in the amount due to the JV partner. As of June 30, 2023, the amount due to JV Partner totaled $0.4 million in Other Current Liabilities in the accompanying Condensed Consolidated Balance Sheets (See Note 9, Other Current Liability).

Note 6. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	June 30,	December 31,
	2023	2022
Vendor prepayments	$132	$106
Progress payments for software development	—	164
Expendable spare parts	212	171
Credit card receivables	172	198
Prepaid fuel	266	294
Federal excise taxes receivables	335	320
Surf Air cost reimbursements	112	420
Engine reserves(1)	2,411	1,477
Prepaid insurance	466	1,849
Other	719	546
Total prepaid expenses and other current assets	$4,825	$5,545
(1) At June 30, 2023 and December 31, 2022, this includes $1.7 million and $0.9 million, respectively, which relates to SkyWest, a related party

Note 7. Property and Equipment, net

Property and equipment, net, consists of the following (in thousands):

	June 30,	December 31,
	2023	2022
Aircraft, equipment and rotable spares	$37,564	$37,566
Office, vehicles and ground equipment	2,270	2,439
Leasehold improvements	2,355	2,309
Property and equipment, gross	42,189	42,314
Accumulated depreciation	(7,249)	(5,760)
Property and equipment, net	$34,940	$36,554

The Company recorded depreciation expense of $800 thousand and $530 thousand for the three months ended June 30, 2023 and 2022, respectively. The Company recorded depreciation expense of $1.6 million and $934 thousand for the six months ended June 30, 2023 and 2022, respectively. Depreciation expense is recognized as a component of Depreciation and Amortization expense in the accompanying Condensed Consolidated Statement of Operations.

For the three and six months ended June 30, 2023 there was a gain of $342 thousand on the sale of an aircraft. For the three and six months ended June 30, 2022, any gain or loss on disposal of property and equipment was not material.

Note 8. Intangible Assets, net

Intangibles assets, net, consists of the following (in thousands):

	June 30,	December 31,
	2023	2022
Tradename	$270	$270
Noncompete agreement	500	500
Capitalized software	164	—
Intangible assets, gross	934	770
Accumulated amortization	(779)	(770)
Intangible assets, net	$155	$—

During the six months ended June 30, 2023, the Company capitalized software related to a flight booking and management mobile application, which is amortized over three years.

Expected future amortization as of June 30, 2023 is as follows (in thousands):

Expected future amortization:	Amount
2023	$32
2024	55
2025	55
2026	13
2027	—
Total	$155

Note 9. Other Current Liabilities

Other current liabilities consisted of the following (in thousands):

	June 30,	December 31,
	2023	2022
Accrued interest	$94	$87
Accrued vendor payables	718	686
Due to MP Enterprises, LLC	418	984
Deferred incentive income related to Marianas	—	678
Collateralized borrowings	2,601	1,316
Insurance premium liability	112	1,395
Accrued major maintenance	536	—
Other	76	370
Total other current liabilities	$4,555	$5,516

Collateralized Borrowings

The Company has a revolving accounts receivable financing arrangement that allows the Company to borrow up to 90% of eligible accounts receivable, as defined, up to a maximum unsettled amount of $5 million. The agreement is secured by a first security interest in all of SAE’s assets and automatically renews annually. The related interest rate is the prime rate plus 1% per annum. Additionally, the Company pays certain ancillary fees associated with each borrowing that vary depending on the borrowed amount and duration, which is no more than 45 days.

During the six months ended June 30, 2023, the Company borrowed a total of $17.3 million under this financing facility, of which $14.7 million was settled through the transfer of pledged receivables and the Company repaid $1.3 million outstanding as of December 31, 2022. Interest expense incurred on these borrowings during the three months ended June 30, 2023 and six months ended June 30, 2023, amounted to $91 thousand and $186 thousand, respectively, and are included in interest expense in the accompanying Condensed Consolidated Statements of Operations.

As of June 30, 2023, and December 31, 2022, the outstanding amount due under this facility amounted to $2.6 million and $1.3 million, respectively. As of June 30, 2023, and December 31, 2022, the Company was in compliance with all covenants.

Note 10. Long-Term Debt, Net

On April 6, 2023, the Company executed a 19-month promissory note in the amount of $2.7 million with SkyWest Leasing, Inc. (See Note 15 - Related Party Transactions). Interest accrues on the entire principal amount of the note outstanding at a fixed rate of 9.0% per annum. Principal and interest are payable as a fixed monthly amount commencing on May 6, 2023, and continuing through the maturity date of November 6, 2024. On the maturity date, in addition to the final principal and interest payment, a principal balloon payment of $2.3 million is due. The note is collateralized by one aircraft.

The Company’s total debt due to unrelated parties consist of the following (in thousands):

	June 30,	December 31,
	2023	2022
Note payable to financial institution, fixed interest rate of 5.72%, due January 2025	$778	$874
Note payable to Textron, fixed interest rate of 7.60%, due November 2024	400	532
Note payable to bank, fixed interest rate of 4.65%, due November 2025	20	23
Note payable to a financing company, fixed interest rate of 5.49%, due December 2026	224	251
Notes payable to Clarus Capital, fixed interest rate ranging from 6.75% to 7.5% due April, June and September 2027	17,215	19,081
Note payable to Tecnam, fixed interest rate of 6.75%, due July and August 2032	3,545	3,684
Long-term debt, gross	22,182	24,445
Current maturities of long-term debt	(1,985)	(1,980)
Less: debt issuance costs	(973)	(1,190)
Long-term debt, net of current maturities	$19,224	$21,275

Total debt is recorded on the Condensed Consolidated Balance Sheet as follows (in thousands):

	June 30,	December 31,
	2023	2022
Long-term debt, gross	$22,182	$24,445
Due to related party (See Note 15, Related Party Transactions)	6,532	4,239
Total debt, gross	$28,714	$28,684

Future maturities of total debt as of June 30, 2023 are as follows (in thousands):

Amount
Remainder of 2023	$1,631
2024	5,591
2025	3,252
2026	2,946
2027	12,934
Thereafter	2,360
Total	$28,714

The Company is subject to customary affirmative covenants and negative covenants on all of the above notes payable. As of June 30, 2023, the Company was in compliance with all covenants in the loan agreements.

Note 11. Common Stock Warrants

In March 2023, all outstanding common stock warrants were exercised. Of the 9,918 warrants outstanding on December 31, 2022, 4,960 of the warrants were exercised in exchange for $107 thousand and the remaining 4,958 warrants were net exercised resulting in the issuance of 4,134 common shares. No additional expense was recognized on the exercise of the warrants.

Note 12. Stock-Based Compensation

In May 2023, the Company awarded a total of 5,100 shares of non-forfeitable restricted common stock (“Restricted Stock”) to various employees and executives of the Company for their continued service to the Company. The Restricted Stock was valued at $118.15 per share and vests immediately upon two conditions: a) the closing of a Proposed Acquisition agreement requiring the listing of shares to the public on an exchange, and b) recipients of the Restricted Stock grant must remain in continuous employment or service with the Company from the date of grant through the closing of the proposed acquisition (see “Proposed Acquisition”). As there is both a required service-based condition and a specific performance condition that must be satisfied for the vesting of these Restricted Stock to occur, no share-based compensation expense was recorded for the six months ended June 30, 2023 in accordance with ASC 718. These shares vested on July 27, 2023 when SAM completed its acquisition of the Company (See Note 17, Subsequent Events).

	Number of Restricted Stock	Weighted Average Grant Date Fair Value per RSU
Unvested Restricted Stock at December 31, 2022	43,500	$21.98
Granted	5,100	118.15
Vested	—	—
Forfeited	—	—
Unvested Restricted Stock at June 30, 2023	48,600	$32.07

Note 13. Redeemable Convertible Preferred Shares

The following table presents information about the Company’s redeemable convertible preferred shares as of June 30, 2023 (in thousands, except for share data):

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A	105,556	105,556	$2,150	$3,759
Series A-1	7,033	7,033	141	246
Series A-2	25,000	25,000	500	874
Series B	25,000	25,000	833	2,453
Total	162,589	162,589	$3,624	$7,332

The following table presents information about the Company’s redeemable convertible preferred shares as of December 31, 2022 (in thousands, except for share data):

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A	105,556	105,556	$2,150	$3,635
Series A-1	7,033	7,033	141	238
Series A-2	25,000	25,000	500	845
Series B	25,000	25,000	833	2,374
Total	162,589	162,589	$3,624	$7,092

As the Company’s convertible preferred shares are only contingently redeemable in the event of a deemed liquidation event, the Company has not recorded preferred dividends of $2.0 million and $1.8 million on the Condensed Consolidated Balance Sheet as of June 30, 2023 and December 31, 2022, respectively, as the occurrence of the contingent liquidation event is not deemed probable. If the redemption event becomes probable, the carrying amount of the convertible preferred shares will be accreted to its full redemption value and recorded as an equity transaction.

Note 14. Income Taxes

The Company’s provision for income taxes for the three and six months ended June 30, 2023 was $2 thousand and $7 thousand, respectively. The Company’s 0% effective tax rate for both periods was lower than the federal statutory rate of 21% primarily due to the Company’s full U.S. federal and state valuation allowance. The Company’s provision for income taxes for the three and six months ended June 30, 2022 was $1 thousand and $6 thousand, respectively. The Company’s 0% effective tax rate for both periods was lower than the federal statutory rate of 21% primarily due to the Company’s full U.S. federal and state valuation allowance.

The Company is subject to income tax examinations by the U.S. federal and state tax authorities. There are no ongoing income tax examinations as of June 30, 2023. Tax years 2013 and forward remain open to audit for U.S. federal income tax purposes and tax years 2016 and forward remain open for U.S. state income tax purposes.

Note 15. Related Party Transactions

The following table presents Company’s amounts due to related parties (in thousands):

	June 30,	December 31,
	2023	2022
Accounts payable	$53	$467
Other current liabilities(1)	175	158
Current maturities of long-term debt(2)	1,036	728
Short-term operating lease liabilities	1,526	1,772
Total current portion due to related parties	$2,790	$3,125

	June 30,	December 31,
	2023	2022
Other liabilities(1)	$100	$100
Long-term operating lease liabilities	1,983	2,606
Long-term debt, net of current maturities(2)	5,496	3,511
Total due to related parties, net of current portion	$7,579	$6,217

(1)
Liability related to Makani Kai Acquisition and SkyWest Notes' accrued interest
(2)
Notes Payable to SkyWest

SkyWest

As of June 30, 2023, and December 31, 2022, the Company had two notes payable to SkyWest Leasing, Inc. (“SkyWest”). The first note had principal amounts of $3.9 million and $4.2 million, respectively, bearing interest at 4.0% per annum (“SkyWest Note 1”). Principal and interest payments are due monthly, through April 30, 2028 and the note is collateralized by a pledge for 100% of the stock of Southern Airways Pacific (“SAP”, a wholly-owned subsidiary of the Company), a first priority security interest in all assets of SAP. In the event of a change of control associated with the Company, the then outstanding principal and interest on the note will become due and payable immediately by the Company. The second note had a principal amount of $2.7 million at June 30, 2023. Interest accrues on the entire principal amount of the note outstanding at a fixed rate of 9.0% per annum. Principal and interest are payable as a fixed monthly amount commencing on May 6, 2023, and continuing through the maturity date of November 6, 2024. On the maturity date, in addition to the final principal and interest payment, a principal balloon payment of $2.3 million is due. The note is collateralized by one aircraft. (See Note 10, Long-term debt, net).

As of June 30, 2023, and December 31, 2022, $1.0 million and $728 thousand, respectively, is included in Current portion due to Related Parties. $5.5 million and $3.5 million, respectively, is included in Due to Related Parties, net of current portion on the Condensed Consolidated Balance Sheet. Additionally, as of June 30, 2023, and December 31, 2022, $1.7 million and $0.9 million, respectively, in engine reserves related to the SkyWest guarantee agreement are included in Prepaid expenses and other current assets on the Condensed Consolidated Balance Sheets (See Note 6 - Prepaid Expenses and Other Current Assets).

SkyWest is currently represented by one of the Company’s total of seven Board of Director seats and owns 85,318 shares of common stock of the Company on June 30, 2023, and December 31, 2022.

SkyWest consented to the change of control that occurred when SAM acquired the Company on June 27, 2023 and there were no amendments to SkyWest Note 1 or SkyWest Note 2. (See Note 17, Subsequent Events).

Kuzari Investor 94647 LLC

As of June 30, 2023, Kuzari Investor 94647 LLC (“Kuzari”) owns 32,699 shares of the Company’s common stock, and is currently represented by one of the Company’s total of seven Board of Directors seats. In addition, Kuzari owns 105,556 Series A redeemable convertible preferred shares and 25,000 Series A-2 redeemable convertible preferred shares, for a combined preferred share investment of $4.6 million at June 30, 2023. Kuzari is also owed approximately $1.4 million of unpaid cumulative redeemable convertible preferred share dividends as of June 30, 2023.

Since March 2017, one of the affiliates of Kuzari provides the Company certain advisory services in areas such as evaluation of business decisions, assessment of market opportunities, and the exploring of financial and/or operational strategic initiatives. In return for the consulting services, Kuzari is entitled to compensation from the Company consisting of an annualized fee within a range of $100 thousand to $150 thousand per year. For the three months ended June 30, 2023, and June 30, 2022, the Company incurred consulting expenses due to Kuzari of $19 thousand and $38 thousand, respectively. For the six months ended June 30, 2023, and June 30, 2022, the Company incurred consulting expenses due to Kuzari of $38 thousand and $75 thousand, respectively. As of June 30, 2023, and December 31, 2022, the Company had no outstanding payables to Kuzari in connection with the consulting arrangement.

JA Flight Services and BAJ Flight Services

As of June 30, 2023, the Company leased a total of three aircraft from JA Flight Services (“JAFS”) and one aircraft from BAJ Flight Services (“BAJFS”). JAFS is 50% owned by Bruce A. Jacobs (“BAJ”), an officer, shareholder, and board member of the Company and BAJFS is 100% owned by BAJ.

As of June 30, 2023, JAFS owns 40,000 shares of the total outstanding common stock of the Company. The Company recorded approximately $308 thousand and $279 thousand in combined lease and engine reserve expense attributable to JAFS and BAJFS during the three months ended June 30, 2023, and June 30, 2022, respectively. The Company recorded approximately $575 thousand and $560 thousand in combined lease and engine reserve expense attributable to JAFS and BAJFS during the six months ended June 30, 2023, and June 30, 2022, respectively. Accounts payable of $37 thousand owed to JAFS and BAJFS as of June 30, 2023, is included in Due to Related Parties, net of current portion on the Condensed Consolidated Balance Sheet.

In February 2022, BAJ retired from his role as an officer within the Company. JAFS continues to be a shareholder of the Company and lessor of three aircraft to the Company, and BAJFS continues to be a lessor of one aircraft to the Company as of June 30, 2023.

Schuman Aviation

As of June 30, 2023, the Company leased six aircraft from Schuman Aviation Ltd. (“Schuman”), an entity which is owned by an executive and shareholder of the Company. Schuman owns 5,774 shares of the total outstanding common stock of the Company. All leases consist of 60-month terms, fixed monthly lease payments and are all eligible for extension at the end of the lease term. All the leases are also subject to monthly engine, propeller and other reserve payment requirements, based on actual flight activity incurred on the subject aircraft engine.

The Company recorded approximately $401 thousand and $412 thousand in combined lease and engine reserve expense attributable to Schuman for the three months ended June 30, 2023, and June 30, 2022, respectively. The Company recorded approximately $829 thousand and $792 thousand in combined lease and engine reserve expense attributable to Schuman for the six months ended June 30, 2023, and June 30, 2022, respectively. As of June 30, 2023, and December 31, 2022, the Company owed approximately $16 thousand and $314 thousand, respectively, to Schuman.

On July 7, 2020, the Company entered into a transaction with Schuman, whereby Schuman agreed not to fly any of its Makani Kai airline routes (“Makani Kai”) servicing the Hawaiian Island commuter airspace for a period of 10 years. As consideration for this noncompete agreement, the Company agreed to pay Schuman a total of $500 thousand in the Company’s common stock in five equal installments of $100 thousand. The first installment of 2,777 shares of common stock was transferred on the transaction date of July 7, 2020, with the remaining consideration due on each anniversary of the transaction date. In July 2021, the Company made its second installment payment to Schuman, consisting of 2,225 shares of Southern common stock. In July 2022, the Company made its third installment payment to Schuman, consisting of 2,296 shares of Southern common stock. In July 2023, the Company amended the Makani Kai purchase and sale agreement with Schuman to provide the fourth and fifth installment payments of $100 thousand in cash per payment in lieu of shares. (See Note 17, Subsequent Events).

Note 16. Commitments and Contingencies

Guarantees

The Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer or director serving in such capacity. The term of the indemnification period is for the officer or director’s lifetime. The maximum potential future amount the Company could be required to pay under these indemnification agreements is unlimited. The Company believes that its insurance would cover any liability that may arise from the acts of its officers and directors. As of June 30, 2023, and December 31, 2022, the Company is not aware of any such pending liabilities.

The Company has entered into indemnification provisions under agreements with other parties in the ordinary course of business, typically with business partners, contractors, customers, landlords and investors. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential future amount the Company could be required to pay under these indemnification provisions is unlimited.

Legal Contingencies

Southern is also a party to various claims and matters of litigation incidental to the normal course of its business. As of and for the three and six months ended June 30, 2023, and the year ended December 31, 2022, there were no material legal contingencies.

Business Combination Agreements

Surf Air Mobility Proposed Acquisition

The Company entered into a prospective transaction, whereby Surf Air Mobility (“SAM”) a wholly-owned subsidiary of Surf Air Global Limited created in 2021, will acquire 100% of the equity interests in the Company pursuant to an acquisition agreement dated as of March 17, 2021, as amended on August 22, 2021. On May 17, 2022, the prospective transaction was further amended when Surf Air Global Limited and its wholly owned subsidiary entered into a business combination agreement with Tuscan Holdings Corp. II (“Tuscan”), whereby the SAM and its related entities will acquire 100% of the equity interests in the Company.

On November 11, 2022, SAM amended the acquisition agreement the Company dated as of March 17, 2021, as amended on August 22, 2021 and on May 17, 2022, to reflect the termination of the business combination agreement with Tuscan and to reflect that SAM will acquire 100% of the equity interests in the Company pursuant to any public listing of SAM common stock for consideration of the higher of $81.25 million or 12.5% of SAM fully-diluted shares at the time of the merger.

On May 25, 2023, SAM entered into an amendment to the acquisition agreement with the Company, whereby the outside date by which the transaction could be consummated was extended to July 31, 2023.

On June 21, 2023, the parties to the Southern Acquisition Agreement entered into a fifth amendment, which among other things (1) established that the closing of the Merger (as defined in the Southern Acquisition Agreement) would take place on the business day prior to listing and (2) amended the definition of fully diluted shares for purposes of calculating the Southern Merger Consideration.

Note 17. Subsequent Events

ASC Topic 855, Subsequent Events, establishes general standards of accounting for and disclosure of events that occur after the date of the condensed consolidated financial statements, but before the condensed consolidated financial statements are available to be issued. In accordance with this accounting standard, management evaluated events occurring subsequent to June 30, 2023 through August 29, 2023.

Surf Air Mobility Acquisition of Southern

Pursuant to the Southern Acquisition, Southern stockholders received 16,250,000 shares of SAM Common Stock, which was based on the aggregate merger consideration of $81.25 million at the $5.00 per share opening price on the first day of listing of SAM common shares. In total, 16,249,963 shares of SAM Common Stock were allocated to Southern shareholders while the remaining amount was paid out in cash in lieu of fractional shares to those shareholders on a pro rata basis.

The primary reasons for the acquisition were the Company's extensive geographic coverage, experienced management team and industry expertise, particularly with the Cessna Caravan and pilot development programs that will aid in expanding the combined companies' network and advancing plans for airframes with hybrid-electric and fully-electric powertrains.

Amendment to Makani Kai Transaction

In July 2023, the Company amended the Makani Kai purchase and sale agreement with Schuman to provide the fourth and fifth installment payments of $100 thousand in cash per payment in lieu of shares. The fourth and fifth installment payment have not been paid as of the date of this report.

Vesting of Restricted Stock

Upon SAM's acquisition of the Company in July 2023, 48,600 shares of Restricted Stock vested, as the following vesting conditions were met: a) the closing of a Proposed Acquisition agreement requiring the listing of shares to the public on an exchange and b) the recipients remaining in continuous employment or service with the Company from the date of the grant through the closing of the proposed acquisition. Share-based compensation of $1.6 million was recorded upon vesting.

Conversion of Convertible Preferred Shares

Upon SAM's acquisition of the Company in July 2023, the redemption of 162,589 shares of the Company's convertible preferred shares became probable and the carrying amount of $3.6 million was accreted to its full redemption value. The associated preferred dividends of $2.1 million as of the acquisition date were also recorded for a total liquidation value of $7.2 million. These shares were then converted into 1,441,023 SAM shares as part of the SAM acquisition described above.

Finance Lease Termination

In July 2023, the Company amended the payment terms on a finance lease related to an aircraft. The $2.3 million of remaining obligations are due in the second half of 2023. Upon final payment, the Company will obtain ownership of the aircraft.

5.72% Note Payable Payoff

Upon the change in control related to SAM's acquisition of the Company in July 2023, the remaining obligations of $0.8 million on the 5.72% Note Payable became due. The Company paid off the obligations in August 2023.

Clarus Notes Amendments

Upon the change in control related to SAM's acquisition of the Company in July 2023, the four tranches of the Clarus Note were amended to modify the interest rate to 8.66% on all four tranches.